Putnam Small Cap Growth Fund, December 31, 2011, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

74U1

Class A				5,294
Class B				  192
Class C				  316

74U2

Class M				   63
Class R				  454
Class Y				  442

74V1

Class A				17.39
Class B				16.00
Class C				15.97

74V2

Class M				16.45
Class R				17.02
Class Y				17.79

53A and 53B

The fund has adopted distribution plans (the Plans) with respect to its class A, class B, class C, class M and class R shares pursuant to Rule 12b-1 under the Investment Company Act of 1940. The purpose of the Plans is to compensate Putnam Retail Management Limited Partnership, a wholly-owned subsidiary of Putnam Investments, LLC and Putnam Retail Management GP, Inc., for services provided and expenses incurred in distributing shares of the fund. The Plans provide for payments by the fund to Putnam Retail Management Limited Partnership at an annual rate of up to 0.35%, 1.00%, 1.00%, 1.00% and 1.00% of the average net assets attributable to class A, class B, class C, class M and class R shares, respectively. The Trustees have approved payment by the fund at an annual rate of 0.25%, 1.00%, 1.00%, 0.75% and 0.50% of the average net assets attributable to class A, class B, class C, class M and class R shares, respectively. Effective November 1, 2011 through February 29, 2012, a portion of the funds distribution (12b-1) fees for class B shares has been waived, reducing the fees from an annual rate of 1.00% to 0.25% of the class B average net assets. During the reporting period, the funds expenses were reduced by $3,924 as a result of this limit. Effective March 1, 2012, the funds class B distribution (12b-1) fee rate will return to an annual rate of 1.00% of the average net assets of class B shares.

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.